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                                                                      EXHIBIT 11

                           IBIS TECHNOLOGY CORPORATION
              STATEMENT RE: COMPUTATION OF PER SHARE INCOME (LOSS)

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
                                                                         Years Ended December 31,
                                                           -------------------------------------------
                                                              1999              2000               2001
                                                              ----              ----               ----

Basic net income (loss)...........................       $      827,129    $  (1,501,867)     $  (9,594,919)
                                                         ==============    =============      =============
Weighted average common shares outstanding-
  basic...........................................            7,403,803        8,285,893          8,378,262
Net additional common shares upon assumed
  exercise of stock options and warrants..........              414,348               --                 --
                                                         --------------    -------------      -------------
Weighted average commons shares outstanding-
  diluted.........................................            7,818,151        8,285,893          8,378,262
                                                         --------------    -------------      -------------
Net income (loss) per common share
  Basic...........................................       $         0.11    $       (0.18)     $       (1.15)
                                                         ==============    =============      =============
  Diluted.........................................       $         0.11    $       (0.18)     $       (1.15)
                                                         ==============    =============      =============
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